EXHIBIT 10.7

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of this 3rd day of September 2015 by and between BOULDER ROAD LLC, a Colorado limited liability company (“Landlord”), and GAIAM AMERICAS, INC., a Colorado corporation (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated January 1, 2015 (the “Lease”) for certain property more particularly describe therein (the “Premises”) located at 833 West South Boulder Road, Louisville, CO.

WHEREAS, Landlord and Tenant agree the Effective Date of this First Amendment is the 1st day of October 2015.

WHEREAS, Landlord and Tenant desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing Recitals the mutual covenants herein contained, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties herby agree as follows:

1.	Defined Terms. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Any capitalized term used in this First Amendment and not defined herein shall have the meaning ascribed to such term in the Lease.

2.	Building D. Landlord and Tenant hereby agree to reduce the Tenant storage area, identified in the Lease as Bldg D Storage Area, from 922 square feet to 399 square feet. Additionally, Landlord and Tenant hereby agree to remove from the Tenant Premises the first floor room in Building D consisting of 916 square feet. Both modifications are shown and attached hereto as Exhibit A.

3.	Building B. Landlord and Tenant herby agree to include in Tenant Premises an area in Building B totaling 3,221 square feet (the “Expansion Space”) as shown and attached hereto as Exhibit A.

4.	Base Rent. Upon the effective date of this First Amendment, Base Rent for the Expansion Space is $9.80 per square foot, per year, subject to the terms and conditions as set forth for Base Rent in Section 4 of the Lease.

5.	Tenant Improvement Allowance. Landlord agrees that it will pay up to $86,967 of the cost for Tenant Improvement work in the Expansion Space. Tenant agrees that it will provide to Landlord, in a manner and at a level of detail, reasonably requested by Landlord, all invoices, receipts or other documentation, to support costs paid by Landlord.

6.	Access to Expansion Space. Tenant may have access to the Expansion Space prior to the Effective Date for the purpose of completing Tenant Improvement work, provided that all of the provisions of the Lease and this First Amendment shall apply to such early access except for the provisions involving the payment of Base Rent.

7.	Revised Square Feet and Pro Rata Share. Upon the Effective Date of this First Amendment, Tenant Premises will be a total of 41,560 square feet. Tenant Pro Rata share, as defined in Section 4(c) of the Lease will be 27.66%, the numerator of which is 41,560 square feet and the denominator of which is 150,262 square feet.

8.	Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and conditions of this First Amendment and the terms and conditions of the Lease, the terms and conditions of this First Amendment shall control.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed, effective as of the Effective Date set forth herein.

LANDLORD:

BOULDER ROAD, LLC a Colorado limited liability company

By:	/s/ Paul Tarell Jr.
Name:	Paul Tarell Jr.
Title:	Chief Financial Officer
Date:	September 3, 2015

TENANT:

GAIAM AMERICAS, INC a Colorado corporation

By:	/s/ Lynn Powers
Name:	Lynn Powers
Title:	Chief Executive Officer
Date:	September 3, 2015